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                                                                    NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE

ENGlobal Corporation

                                                    CONTACT: Natalie S. Hairston
                                                                  (281) 878-1000
                                                                 ir@ENGlobal.com
                                                                 ---------------


         ENGLOBAL REPORTS THIRD QUARTER NET EARNINGS OF $0.07 PER SHARE


HOUSTON, TX, NOVEMBER 3, 2005 - ENGlobal Corporation (AMEX: ENG):

THIRD QUARTER HIGHLIGHTS:

--   Revenues increase 59% from the third quarter of 2004 to $59 million.
--   Net income increases 115% to $1.6 million.
--   $0.07 EPS, basic and diluted.

ENGlobal Corporation, a leading provider of engineering services, today reported revenues of $59 million for the third quarter ended September 30, 2005, up 59% compared to $37 million in the prior year period. Net income for the quarter was a record $1.6 million, or $0.07 per diluted share, compared to approximately $755,000, or $0.03 per diluted share, in the prior year quarter. These results mark the third consecutive increase in earnings per share, having reported $0.04, $0.06, and $0.07 in the first three quarters of 2005, respectively.

The Company's third quarter 2005 results were negatively impacted by an estimated loss amounting to approximately $217,000 on an after-tax basis, or $0.01 per diluted share. The loss was related to decreased billing man-hours and earnings in the Beaumont, Texas and Lake Charles, Louisiana area as a result of Hurricane Rita. ENGlobal expects the loss attributable to Hurricane Rita in the fourth quarter 2005 to be less than that estimated in the third quarter 2005.

REVENUE
Revenues for the quarter compared to the prior-year period increased by approximately $22 million, due primarily to increased engineering segment revenues and contributions from acquisitions. The increase in total engineering revenue is attributable to approximately $10.1 million in additional labor revenue and approximately $8.8 million in non-labor revenue, with non-labor revenue representing lower margin activity on engineering, procurement, and construction management (EPC) projects.


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        654 N. Sam Houston Parkway E. o Suite 400 o Houston, Texas 77060
                                www.ENGlobal.com

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ENGlobal Corporation Press Release
November 3, 2005
Page 2



MARGIN ACTIVITY
ENGlobal's gross profit margin increased to 13.2% for the three months ended September 30, 2005 from 12.6% for the quarter ended September 30, 2004. The Company's third quarter 2005 operating margin increased to 4.7% from 3.3% recorded in the third quarter of 2004, with non-labor revenue primarily contributing a lower margin.

DEBT
The Company used the proceeds from the September 2005 $14 million private placement of Common Stock to repay its revolving line of credit. ENGlobal's net debt position at the end of the quarter was $1.8 million down from $15.6 million at December 31, 2004. As a result, the Company expects a decrease in interest expense for the fourth quarter 2005.

Commenting on the overall results, ENGlobal's President and Chief Executive Officer, Michael L. Burrow, P.E., noted, "I am proud to report our third consecutive quarter of record earnings, which reflect a continuing upward trend for both our industry and our Company. The record results produced in this latest quarter are especially significant given Hurricane Rita, which impacted ENGlobal's operations as well as many of our people late in the quarter."

Mr. Burrow continued, "ENGlobal has the ability to achieve further financial progress, given what we expect will be a continued healthy industry environment. First, we hope to continue on our mission of balanced growth, with a mix of both organic growth stimulated by new internal start-up initiatives, as well as selected external acquisitions. Second, we will diligently work toward improving performance at our operations that are not currently up to par. Finally, we believe we have the ability to raise our operating margins over a period of time."

The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 will be filed with the Securities and Exchange Commission on or about November 8, 2005 reflecting these results.

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ENGlobal Corporation Press Release
November 3, 2005
Page 3



                              FINANCIAL HIGHLIGHTS
                              --------------------

Consolidated Statements of Income (in thousands, except per share data):

                                                    For the Three Months             For the Nine Months
                                                    Ended September 30,              Ended September 30,
                                                ----------------------------    ----------------------------
                                                    2005            2004            2005            2004
                                                ------------    ------------    ------------    ------------
Operating Revenue                               $     59,266    $     37,272    $    163,314    $    102,547
                                                ------------    ------------    ------------    ------------

Operating Expenses:
      Direct cost                                     51,428          32,563         142,499          89,567
      Selling, general and administrative              4,815           3,257          12,991           9,536
      Depreciation and amortization                      258             210             814             582
                                                ------------    ------------    ------------    ------------
           Total operating expenses                   56,501          36,030         156,304          99,685
                                                ------------    ------------    ------------    ------------

           Operating income                            2,765           1,242           7,010           2,862

Other Income (Expense):
      Other income                                         6              24              79              52
      Interest income (expense), net                    (199)           (122)           (643)           (418)
                                                ------------    ------------    ------------    ------------
           Total other income (expense)                 (193)            (98)           (564)           (366)
                                                ------------    ------------    ------------    ------------

Income before Provision for Income Taxes               2,572           1,144           6,446           2,496

Provision for Income Taxes                               952             389           2,385             849
                                                ------------    ------------    ------------    ------------

           Net Income                           $      1,620    $        755    $      4,061    $      1,647
                                                ============    ============    ============    ============

Net Income Per Common Share:
      Basic                                             0.07            0.03            0.17            0.07
      Diluted                                           0.07            0.03            0.17            0.07

Weighted Average Shares Used in Computing Net
      Income Per Share:
      Basic                                       23,890,842      24,060,689      23,637,345      24,043,734
      Diluted                                     24,898,045      24,216,826      24,460,313      24,199,871


Selected Balance Sheet Information (in thousands):

                                            At Sept. 30, 2005   At Dec. 31, 2004
                                            -----------------   ----------------
Balance Sheet Data:
-------------------
   Cash                                          $  2,959            $      8
   Working capital                                 18,334              14,503
   Property and equipment, net                      6,257               5,262
   Total assets                                    63,286              57,261
   Long-term debt, net of current portion           1,826              15,585
   Stockholders' equity                          $ 39,023            $ 20,051
                                                 ========            ========

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ENGlobal Corporation Press Release
November 3, 2005
Page 4



About ENGlobal Corporation
--------------------------
ENGlobal Corporation provides engineering services and systems principally to the petroleum refining, petrochemical, pipeline, production, and process industries throughout the United States and internationally. ENGlobal's multi-disciplinary engineering services group develops projects from the initial planning stage through detailed design, procurement, and construction management. The systems group develops, manufactures, installs, and services control and instrumentation systems utilized in various energy and process-related industries, and provides services and products that support the advanced automation and environmental technology fields. The Company, with its subsidiaries, now employs over 1,600 employees in 14 offices and occupies over 300,000 square feet of office and manufacturing space. In 2005 and 2004, the Company was named the #1 fastest growing engineering firm in the United States by ZweigWhite and was ranked #2 in 2003. Further information about the Company and its subsidiaries is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
------------------------------------------
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to,(1) the Company's ability to achieve its business strategy while effectively managing costs and expenses,
(2) the Company's inability to accurately assess the future financial impact of Hurricane Rita on the Company's earnings, and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. Among other matters, the Company may not be able to sustain the growth or the profitability that it has experienced in 2005. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. In addition, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.


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